Nationwide Mutual Funds
Sub-Item 77D
Policies With Respect To Security Investments
Semi-Annual Report
(As of 4-30-2016)

Nationwide Global Equity Fund
The principal investment strategy of the Nationwide Global Equity Fund has been modified as a result of a change in the investment personnel of the Fund's sub-adviser as follows:

The sub-adviser uses both a positive and negative screening process with regard to the Fund's securities selection process. The negative screening process excludes securities issued by companies with more than
5% of sales derived from alcohol, tobacco, defense, nuclear, genetically modified organisms (i.e., "GMOs"), water bottles, gambling and pornography from the Fund's portfolio. The positive screening process identifies securities of companies that appear to be fundamentally attractive and to have superior valuation characteristics. In addition, the positive screening process also includes material, fundamental sustainability factors that the sub-adviser believes confirms the fundamental investment case and can enhance the ability to make good investment decisions. These sustainability factors are material extra-financial factors that evaluate the environmental, social and governance performance of companies that along with more traditional financial analytics identify companies that the sub-adviser believes provides sustained, long-term value.